Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Appoints Dr. Stephen L. Ondra to Board of Directors

SAN JUAN, Puerto Rico – July 16, 2020 – Triple-S Management Corporation (NYSE: GTS) today announced the appointment of Dr. Stephen L. Ondra to its Board of Directors, effective October 1, 2020.  Dr. Ondra has served as the Chief Executive Officer of North Star Healthcare Consulting, a healthcare technology consulting company, since 2017.

Dr. Ondra’s appointment will increase the size of Triple-S Management’s Board of Directors from eight directors to nine directors.

“We are pleased to welcome Dr. Ondra to our Board,” said Cari M. Dominguez, Chair of the Corporate Governance and Nominations Committee of Triple-S Management’s Board of Directors. “Dr. Ondra’s vast medical and healthcare technology expertise is a perfect complement to our current Board as we continue to enhance the healthcare industry experience and support the creation of a unique value proposition for our current and prospective members.  We believe Dr. Ondra’s considerable insight will further strengthen the Board and provide considerable value as we continue to execute on our long-term strategy.”

Prior to joining North Star Healthcare Consulting, Dr. Ondra served as the Senior Vice President and Chief Medical Officer of Health Care Service Corporation (“HCSC”), the largest customer-owned health insurance company in the United States, which operates as Blue Cross and Blue Shield in Illinois, Montana, New Mexico, Oklahoma and Texas. Before joining HCSC, Dr. Ondra was Senior Vice President and Chief Medical Officer of Northwestern Memorial Hospital, where he had previously been a Professor of Neurosurgery and Residency Program Director at Northwestern University’s Feinberg School of Medicine, and the interim chair of Neurological Surgery.

In 2009, Dr. Ondra was appointed by President Barack Obama as the Senior Policy Advisor for Health Affairs at the U.S. Department of Veterans Affairs. He also served at the White House in the Executive Office of the President. At the White House, he served in several positions, including co-chair of the National Science and Technology Council for Health Information Technology, member of the Federal Health Information Technology Policy and Standards Committees, and member of the Implementation Deputy Group for the Affordable Care Act. Dr. Ondra currently serves as a Trustee of Illinois Wesleyan University and as a director on the board of directors of ElectroCore, Inc., a bioelectronic medicine company. He has also served on the board of TriWest Healthcare Alliance, the Louis B. Sullivan Institute for Healthcare Transformation, and chaired the scientific advisory boards for the Defense Spinal Cord/Column Injury and the Spine Blast Injury for the Department of Defense.

Triple-S Management Corporation

“I am excited at the opportunity to join Triple-S’s remarkable Board and contribute to the preeminent managed care organization in Puerto Rico,” added Dr. Ondra. “I look forward to collaborating with the Board on guiding the company’s strategic initiatives in order to further generate additional long-term shareholder value.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

Triple-S Management Corporation

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.